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                                                                     EXHIBIT 4.4


                                 [METRIS LOGO]

      THREE AND SIX MONTH RENEWABLE UNSECURED SUBORDINATED NOTES ONE, TWO,
      THREE, FOUR, FIVE AND TEN YEAR RENEWABLE UNSECURED SUBORDINATED NOTES
                 METRIS COMPANIES INC. 10900 WAYZATA BOULEVARD,
                        MINNETONKA, MINNESOTA 55305-1534

                                                       STATEMENT DATE:___, 200_
[Investor name and address]                            SSN/TAX ID:
                                                       TYPE OF OWNERSHIP:

TRANSACTION INFORMATION

TRANSACTION:  PURCHASE                                 NOTE ISSUE DATE:___, 200_
SECURITY DESCRIPTION: Renewable Unsecured Subordinated Note

ISSUER:  Metris Companies Inc.



Rating                     Term              Maturity Date           Interest Payment Schedule
----------------      ---------------     -------------------     ------------------------------
Non-Rated





Principal Amount      Interest Rate      Effective Annual Yield     Commissions/Fees            Net Amount
----------------      -------------      ----------------------     ----------------            ----------







NOTE: These securities are issued in book-entry form only; no physical certificates will be issued to you. The terms and conditions of your note referred to in this confirmation also include those stated in the Indenture, dated as of October __, 2002, as supplemented by a First Supplemental Indenture dated October __, 2002 between Metris Companies Inc. and U.S. Bank National Association, as trustee (as supplemented, the "Indenture") and those made part of the Indenture by reference to the Trust Indenture Act of 1939.



INTEREST PAYMENT INFORMATION
                                           Interest Payment Method: ACH (Direct
                                                                        Deposit)
First Interest Payment Date: _________, 200_





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Your interest payments will be automatically deposited to the account below, and made according to the Interest Payment Schedule shown above. If the payment date falls on a non-business day, payment will be made on the next business day. If the interest payment schedule is monthly and the date you selected is within five days of the Note Issue Date, the first payment will be made the following month.



ACCOUNT NAME:                           BANK:
ACCOUNT NUMBER:                         ROUTING NUMBER:


If this information is incorrect, please immediately notify Sumner Harrington Ltd. Investor Services at (800) 234-5777 so corrections can be made.



CONTACT INFORMATION                     Securities offered through
Sumner Harrington Ltd.                  Sumner Harrington Ltd.  Member NASD/SIPC
11100 Wayzata Blvd., Suite 170          (800) 234-5777
Minneapolis, MN 55305                   www.sumnerharrington.com


Sumner Harrington Ltd. has acted as selling agent for Metris Companies Inc. in this transaction and is providing this confirmation statement on the Company's behalf. Metris Companies Inc. will pay Sumner Harrington Ltd. a commission of up to 3% of the Principal Amount in connection with this transaction.

You have the right to rescind your Note purchase by providing a written request to rescind to Sumner Harrington Ltd. at the address listed above within five (5) Business Days after the date on which this written confirmation was mailed to you. A written request for rescission, if personally delivered or delivered via electronic transmission must be received by Sumner Harrington Ltd. on or prior to the fifth Business Day after the date on which this written confirmation was mailed to you, or if mailed, must be postmarked on or before the fifth Business Day following the date on which this written confirmation was mailed to you.



                         CUSTOMER CONFIRMATION STATEMENT


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